EXHIBIT 5.1

                                                  April 22, 1997

BankUnited Financial Corporation
255 Alhambra Circle
Coral Gables, Florida 33134

Ladies and Gentlemen:

         We are acting as your counsel with regard to the issuance by BankUnited Financial Corporation, a Florida corporation, of up to 550,000 shares of its Series I Class A Common Stock, $.01 par value per share and Series I Class B Common Stock, $.01 par value per share (the "Common Stock"), and up to 100,000 shares of its Noncumulative Convertible Preferred Stock, Series B (the "Preferred Stock"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Common Stock and Preferred Stock will be issued pursuant to the provisions of the BankUnited Financial Corporation 1996 Incentive Compensation and Stock Award Plan (the "Stock Award Plan").

         We are familiar with the relevant documents and materials used in preparing the Registration Statement. Based on our review of such relevant documents and materials, and of such other documents and materials as we have deemed necessary and appropriate, we are of the opinion that the shares of Common Stock and Preferred Stock, when issued pursuant to the provisions of the Stock Award Plan, will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                                     Very truly yours,



                                     /s/ STUZIN AND CAMNER,
                                             PROFESSIONAL ASSOCIATION
                                     -------------------------------------------
                                     Stuzin and Camner, Professional Association